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                                                                    EXHIBIT 21.1

                     SUBSIDIARIES OF UNICCO SERVICE COMPANY


(1)  UNICCO Finance Corp. (Delaware Domestic Corporation)

(2)  USC, Inc. (Massachusetts Domestic Corporation)

       (a) UNICCO Government Services, Inc. f/k/a Ogden Allied Eastern States Maintenance Corporation (Delaware Domestic Corporation)

       (b) UNICCO Security Services, Inc. f/k/a Ogden Allied Security Services, Inc. (Delaware Domestic Corporation)

(3) UNICCO Facility Services Canada Company (Nova Scotia Unlimited Liability Company)*



* UNICCO Facility Services Canada Company is owned by both UNICCO Service Company (79%) and USC, Inc. (21%).